EXHIBIT 99.1

CONTACT:  Mark Collinson
CCG Investor Relations
310-231-8600 ext. 117
10960 Wilshire Blvd., Suite 2050
Los Angeles, CA 90024

For Immediate Release

Unico American Corporation Reports Second Quarter 2008 Financial Results

Woodland Hills, Calif., August 12, 2008 – Unico American Corp. (NASDAQ – “UNAM”) (“Unico,” the “Company”), an insurance holding company that, through its subsidiaries, including Crusader Insurance Company, offers a variety of property and casualty insurance products and services, today announced its financial results for the second quarter ended June 30, 2008.  Revenues were $11.8 million and net income was $0.8 million ($0.14 diluted income per share) compared with revenues of $12.7 million and net income of $1.7 million ($0.29 diluted income per share) for the quarter ended June 30, 2007.  For the six months ended June 30, 2008, revenues were $24.1 million and net income was $1.7 million ($0.31 diluted income per share) compared with revenues of $25.6 million and net income of $3.4 million ($0.60 diluted income per share) for the six months ended June 30, 2007.

Second Quarter Highlights

➢	Growth Through Product Development:

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Our implementation of new coverage enhancement options during the first quarter enabled us to penetrate the Apartment Buildings insurance niche still further in the second quarter.  This initiative allowed us to add well-priced risk, while at the same time avoided unacceptable pricing in the Used Car Dealership and Auto Body and Auto Repair Markets, where we also had new offerings.

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This quarter we introduced a new Commercial Trucking Program that offers a full package of coverages, including Auto Liability, General Liability, and Physical Damage and Motor Cargo, for local and long haul truckers.  Distribution will be through our new agency force where we have significant experience in the trucking niche.

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We also introduced a new Associated Convenience Store Program, offering a full package of coverages, including general liability, building & contents, and business interruption, targeting owners of liquor stores and mini-markets.  The program will have a tailored branding strategy and will be distributed through both our traditional channels and our new agency force.

➢	Growth Through Customer Service:

•	Our implementation of direct-delivery and correspondence options during the first quarter resulted in a 95% take-up rate for those services in the second quarter.

•	Our implementation of “paperless” distribution options for agents and brokers during the first quarter produced a 90% take-up rate for that service.

•	Our implementation of an on-line forms library and forms-issuance service during the first quarter resulted in a 100% take-up rate for that service.

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Our implementation of simplified risk management and engineering procedures during the first quarter resulted in a 100% reduction of the customer complaints regarding that activity in the second quarter.

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Our implementation of revised policy cancellation and reinstatement procedures during the first quarter resulted in a 90% reduction of customer complaints regarding that activity in the second quarter.

•	Our implementation of revised coverage binding procedures for escrow related transactions during the first quarter resulted in 100% customer satisfaction in that niche.

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This quarter we introduced a new promotional program that provides cooperative solicitation tools to our new agency force.  The first initiative under that program deployed a comprehensive sales and marketing suite targeting consumers, owners of apartment buildings and bar/tavern businesses.

➢	Growth Through Sales Force Development:

•	We appointed two additional agents during this quarter, bringing the total to seven. Our target is twelve by the end of 2008.

Second Quarter Financial 2008 Results

In the second quarter ended June 30, 2008, revenues were $11.8 million and net income was $0.8 million ($0.14 diluted income per share) compared with revenues of $12.7 million and net income of $1.7 million ($0.29 diluted income per share) for the quarter ended June 30, 2007.  The decrease revenues was largely the result of lower premiums earned, caused by the Company’s selective risk underwriting stance during the quarter, in the face of what it perceived to be intense competition and inadequate rates in many niche markets.

Net premium earned was $8.6 million or 73% of revenues, compared to net premium earned of $9.5 million or 75% of revenues in the second quarter of 2007.

Net investment income for the quarter was $1.5 million, compared to $1.7 million in the year ago quarter.  Annualized yield on average invested assets was 4.1% for the quarter compared to 4.6% in the second quarter last year.

Total insurance company revenues were $10.3 million or 87% of total revenues, compared to total insurance company revenues of $11.2 million or 88% of revenues in the second quarter of 2007.

Gross commissions and fees were $1.4 million in the second quarter, compared to $1.4 million in the same quarter a year ago.

Loss and loss adjustment expenses were $6.1 million or 71% of net premium earned, compared to $5.5 million or 58% of net premiums earned in the second quarter in 2007.  The increase was due to both a greater level of property claims and a decrease in favorable development to $0.3 million in the quarter from $1.1 million in the same quarter a year ago.

Policy acquisition costs were $2.1 million in the quarter compared to $2.3 million in the second quarter last year, and commissions to agents and brokers were $0.3 million compared to $0.2 million in the second quarter a year ago.

Total expenses during the quarter were $10.7 million compared to $10.2 million in the same quarter last year.

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First Half 2008 Results

In the first six months ending June 30, 2008, revenues were $24.1 million and net income was $1.7 million ($0.31 diluted income per share) compared with revenues of $25.6 million and net income of $3.4 million ($0.60 diluted income per share) for the six months ended June 30, 2007.

Net premium earned was $17.5 million or 73% of revenues, compared to net premium earned of $19.2 million or 75% of revenues in the first half of 2007.

Net investment income before realized investment gains or losses for the six month period was $3.1 million, compared to $3.4 million in the year ago quarter.  Annualized yield on average invested assets was 4.3% for the half year compared to 4.6% in the first six months of last year.

Total insurance company revenues were $20.9 million or 87% of total revenues in the first half of the year, compared to total insurance company revenues of $22.5 million or 88% of revenues in the first half of 2007.

Gross commissions and fees were $2.9 million in the first half year, compared to $2.7 million in the first half a year ago.

Loss and loss adjustment expenses were $12.3 million or 70% of net premium earned, compared to $11.4 million or 59% of net premiums earned in the first half of 2007.  The increase was due to both a greater level of property claims and a decrease in favorable development to $0.7 million in the first half year from $2.0 million in the first six months of 2007.

Policy acquisition costs were $4.2 million in the first six months compared to $4.3 million in the first six months last year, and commissions to agents and brokers were $0.6 million compared to $0.4 million in the first six months last year.

Total expenses during the first six months were $21.5 million compared to $20.5 million in the six months to June 30, 2007.

Financial Condition

At June 30, 2008, the Company had cash and investments (at amortized cost) of $145 million.  $138 million, or 95% of these investments were fixed maturity investments, and 92% of those fixed maturity investments were U.S. treasury securities.

Stockholders’ equity was $70.8 million at June 30, 2008, or $12.58 per common share including unrealized after-tax investment gains of $1.8 million compared to stockholders’ equity of $69.1 million or $12.28 per common share including unrealized after-tax investment gains of $1.9 million at December 31, 2007.  Book value per share increased 2.4% between December 31, 2007, and June 30, 2008, or 4.8% on an annualized basis.

“We are pleased to continue our practice of writing business with long-term success in mind,” said Mr. Erwin Cheldin, President of Unico.  “Over more than twenty years, that has meant periods of slower growth, balanced by periods of more rapid expansion.  In the current slower growth environment, we are pleased to have again been profitable and to have increased book value per share.  At the same time we are building for future growth through product enhancement, improved customer service and sales force development.”

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About Unico American Corporation

Headquartered in Woodland Hills, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through Crusader Insurance Company since 1985. For more information, please visit the Company’s Web site at www.crusaderinsurance.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

- Financial Tables Follow -

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UNICO AMERICAN CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
($ in thousands, except per share)

	Three Months Ended Ended		Six Months Ended Ended
	June 30		June 30
	2008	2007	2008	2007

Revenues
Insurance Company Revenues
Premium earned	$10,805	$12,392	$21,952	$25,133
Premium ceded	2,225	2,909	4,447	5,940
Net premium earned	8,580	9,483	17,505	19,193
Investment income	1,481	1,661	3,078	3,283
Realized investment gains	-	-	6	-
Other income	208	20	322	30
Total Insurance Company Revenues	10,269	11,164	20,911	22,506

Other Revenues from Insurance Operations
Gross commissions and fees	1,415	1,349	2,887	2,715
Investment income	16	40	41	78
Finance charges and fees earned	119	143	244	291
Other income	3	3	7	6
Total Revenues	11,822	12,699	24,090	25,596

Expenses
Losses and loss adjustment expenses	6,081	5,484	12,276	11,418
Policy acquisition costs	2,077	2,305	4,158	4,301
Salaries and employee benefits	1,398	1,463	2,835	2,885
Commissions to agents/brokers	318	236	640	440
Other operating expenses	782	699	1,568	1,464
Total Expenses	10,656	10,187	21,477	20,508

Income Before Taxes	1,166	2,512	2,613	5,088
Income Tax Expense	385	846	872	1,700

Net Income	$781	$1,666	$1,741	$3,388

PER SHARE DATA
Basic
Earning Per Share	$0.14	$0.30	$0.31	$0.60
Weighted Average Shares (000)	5,625	5,611	5,625	5,603
Diluted
Earning Per Share	$0.14	$0.29	$0.31	$0.60
Weighted Average Shares (000)	5,668	5,683	5,669	5,681

INSURANCE COMPANY STATUTORY OPERATING RATIOS
Losses and Loss Adjustment Expenses	70.5%	57.5%	69.8%	59.2%
Underwriting Expenses	30.4%	30.1%	30.4%	30.4%
Combined Ratio	100.9%	87.6%	100.2%	89.6%

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UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Investments
Available for sale:
Fixed maturities, at market value (amortized cost: June 30, 2008 $138,169; December 31, 2007 $139,992)	$140,950	$142,896
Short-term investments, at cost	6,927	7,356
Total Investments	147,877	150,252
Cash	31	109
Accrued investment income	1,333	1,555
Premiums and notes receivable, net	4,940	5,067
Reinsurance recoverable:
Paid losses and loss adjustment expenses	425	318
Unpaid losses and loss adjustment expenses	23,217	28,425
Deferred policy acquisition costs	5,319	5,723
Property and equipment (net of accumulated depreciation)	463	557
Deferred income taxes	695	687
Other assets	1,039	1,083
Total Assets	$185,339	$193,776

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Unpaid losses and loss adjustment expenses	$85,922	$94,731
Unearned premiums	20,674	22,743
Advance premium and premium deposits	1,217	2,159
Accrued expenses and other liabilities	6,763	5,040
Total Liabilities	$114,576	$124,673

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,625,308 at June 30, 2008, and 5,625,308 at December 31, 2007	$3,594	$3,594
Accumulated other comprehensive gain	1,835	1,916
Retained earnings	65,334	63,593
Total Stockholders’ Equity	$70,763	$69,103

Total Liabilities and Stockholders' Equity	$185,339	$193,776

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UNICO AMERICAN CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE QUARTERS ENDED JUNE 30, 2008 AND 2007
($ in thousands)

	Six Months Ended June 30,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$1,741	$3,388
Adjustments to reconcile net income to net cash from operations
Depreciation	106	121
Bond amortization, net	130	(39)
Net realized investment gains	(6)	-
Changes in assets and liabilities
Premium, notes and investment income receivable	349	346
Reinsurance recoverable	5,102	(989)
Deferred policy acquisitions costs	403	482
Other assets	2	(112)
Reserve for unpaid losses and loss adjustment expenses	(8,809)	(307)
Unearned premium reserve	(2,068)	(2,877)
Funds held as security and advanced premiums	(943)	424
Accrued expenses and other liabilities	1,722	598
Tax benefit from disqualified incentive options	-	(49)
Income taxes current/deferred	77	(1,553)
Net Cash (Used in) Operations	(2,194)	(567)

Investing Activities
Purchase of fixed maturity investments	(30,242)	(29,646)
Proceeds from maturity of fixed maturity investments	31,435	30,600
Proceeds from sale of fixed maturity investments	506	-
Net (increase) in short-term investments	429	(502)
Additions to property and equipment	(12)	(47)
Net Cash Provided by Investing Activities	2,116	405

Financing Activities
Proceeds from exercise of stock options	-	262
Tax benefit from disqualified incentive options	-	49
Repurchase of common stock	-	(115)
Net Cash Provided by Financing Activities	-	196

Net increase (decrease) in cash	(78)	34
Cash at beginning of period	109	35
Cash at End of Period	$31	$69

Supplemental Cash Flow Information
Cash paid during the period for:
Interest	-	-
Income taxes	$800	$3,401

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